EXHIBIT 99.1

SP Plus Corporation Announces 2013 Fourth Quarter and Full-Year Results

Provides 2014 Guidance

CHICAGO, March 5, 2014 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its fourth quarter and full-year 2013 results.

Financial Summary

In millions except per share data	Three Months Ended December 31, 2013		Three Months Ended December 31, 2012
	Reported	Adjusted [1,2]	Reported	Adjusted [1,2]
Gross Profit	$45.7	$45.7	$40.2	$40.2
General and administrative expenses	$23.6	$21.1	$42.8	$25.4
Income (loss) before income taxes	$10.2	$12.8	($16.0)	$1.4
Net income (loss) attributable to SP Plus	$5.2	$6.6	($6.7)	$3.5
Earnings (loss) per share (EPS)	$0.23	$0.30	($0.30)	$0.15
EPS dilution due to restatement costs[2]	($0.02)	--	--	--
EBITDA[2]	$21.4	$24.0	($3.4)	$14.0
Free Cash Flow[2]	$22.3	--	($3.0)	--

In millions except per share data	Year Ended December 31, 2013		Year Ended December 31, 2012
	Reported	Adjusted [1,2]	Reported	Adjusted [1,2]
Gross Profit	$172.1	$172.1	$107.1	$107.1
General and administrative expenses	$98.9	$87.2	$86.5	$58.5
Income (loss) before income taxes	$23.6	$35.4	($1.2)	$26.8
Net income attributable to SP Plus	$12.1	$18.9	$1.3	$17.6
Earnings per share (EPS)	$0.54	$0.85	$0.08	$1.01
EPS dilution due to restatement costs[2]	($0.02)	--	--	--
EPS dilution due to amortization of merger intangibles [2]	($0.43)	($0.43)	($0.12)	($0.12)
EBITDA[2]	$70.5	$82.3	$19.6	$47.6
Free Cash Flow[2]	$18.2	--	$4.0	--

1Adjusted to eliminate merger and integration related costs, including severance payments, professional fees, divestiture-related costs and amortization of restricted stock units granted in connection with the Company's acquisition of Central Parking through a merger in October 2012 and related tax effects, as well as costs incurred in connection with the November 2013 restatement of the Company's financial statements.

2 Refer to accompanying financial tables for a reconciliation of these non-GAAP financial measures.

James A. Wilhelm, President and Chief Executive Officer, stated, "We're very pleased with our solid fourth quarter results, which reflect gross profit growth and reduced G&A expenses that helped generate 2013 adjusted earnings per share at the top end of our guidance range.

"Our significant fourth quarter cash flow generation was driven by strong business performance and a substantial reduction in past due accounts receivable that enabled us to produce $18.2 million of free cash flow for the year.  Looking forward, we're confident that our solid business performance will continue, though we're mindful of the effect that the extreme winter weather across the country is having on our business."

Wilhelm concluded by noting, "In 2013, we made significant progress in our ongoing integration of Central Parking's locations as we converted 16 states and the District of Columbia to our combined platform. We expect to fully complete the conversion by the end of 2014 as planned. I couldn't be prouder of our entire team of dedicated professionals, both in the field and our support offices, who have successfully maintained the delivery of exceptional services to our clients while at the same time managing a very complex integration process."

Fourth Quarter Operating Results

Gross profit in the fourth quarter of 2013 was $45.7 million, compared to $40.2 million for the fourth quarter of 2012, an increase of 14%. The increase in year-over-year gross profit was 3% excluding (i) favorable changes in insurance reserves that offset adverse insurance reserve adjustments in the first three quarters, (ii) proceeds from the sale of some joint venture assets, and (iii) the benefit from the net accretion of acquired lease contract rights.

Fourth quarter 2013 general and administrative (G&A) expenses were $23.6 million, including $1.7 million of merger and integration costs and $0.9 million of restatement related costs, as compared to $42.8 million in the fourth quarter of 2012, which included $17.4 million of merger and integration related costs. The year-over-year decrease of $4.3 million in adjusted G&A, excluding merger and integration and restatement related costs, was due primarily to synergy-related savings. Adjusted G&A as a percentage of gross profit improved to 46.1% in the 2013 fourth quarter.

Net income attributable to SP Plus for the fourth quarter of 2013 was $5.2 million, or $0.23 per share, as compared with a loss of ($6.7) million, or ($0.30) per share for the fourth quarter of 2012.  On an adjusted basis that eliminates the impact of merger and integration and restatement related costs and expenses, net income attributable to SP Plus was $6.6 million, or $0.30 per share, for the fourth quarter of 2013 as compared to $3.5 million, or $0.15 per share, for the fourth quarter of 2012.  The sale of joint venture assets contributed $0.03 per share in the fourth quarter of 2013. The benefit from the net accretion of acquired lease contract rights contributed $0.05 per share in the fourth quarter of 2013 and $0.02 in the fourth quarter of 2012.

The Company generated free cash flow of $22.3 million during the fourth quarter of 2013.  Free cash flow in 2013 was impacted by higher than normal receivables outstanding from some large airport clients.  Those balances were reduced significantly in the fourth quarter, but remained higher than normal levels at the end of 2013.

Full-Year 2013 Operating Results

Gross profit for the full-year 2013 was $172.1 million, compared to $107.1 million for the full-year 2012, an increase of 61%. The year-over-year increase was attributable primarily to the Central Parking merger.

Full-year 2013 G&A expenses were $98.9 million, including $10.9 million of merger and integration related costs and $0.9 million of restatement related costs, as compared to $86.5 million in 2012, which included $28.0 million of merger and integration related costs. The year-over-year increase of $28.7 million in adjusted G&A, excluding merger and integration and restatement related costs, was due primarily to the Central Parking merger.

Net income attributable to SP Plus was $12.1 million for the full-year 2013, compared with $1.3 million in 2012.  On an adjusted basis that eliminates the impact of merger and integration and restatement related costs and expenses, net income attributable to SP Plus was $18.9 million, or $0.85 per share, for the full-year 2013, compared to $17.6 million, or $1.01, for the full-year 2012.  The sale of long term contract rights and joint venture assets contributed $0.10 per share in 2013, and there were no such sales in 2012.  The benefit from the net accretion of acquired lease contract rights contributed $0.11 per share in 2013 and $0.02 per share in 2012.

Recent Developments

Recent noteworthy new business activity includes the following:

-- The Company was awarded a contract to operate and maintain approximately 1,300 parking spaces in 17 facilities throughout the Manhattan, Bronx, Queens and Brooklyn boroughs of New York City. The multi-year deal, which began in October of 2013, also includes responsibility for general maintenance, painting, restriping, cleaning and snow removal.

-- Brookfield Properties awarded Standard Parking of Canada, Ltd. a contract to manage the parking operations for its First Canadian Place office building. The Company's operations will include implementation of its Click and Park® technology.  This location represents the third premier property that the Company operates for Brookfield in downtown Toronto, comprising approximately 3,500 parking spaces.

-- The Company provided its parking management and facility maintenance services, as well as its proprietary Click and Park® online advance reservation and payment system, in connection with fourth quarter 2013 performances of the show TOTEM from Cirque du Soleil® at the Port of Los Angeles.

-- SP+ Airport Services was awarded a new parking management and curbside valet contract by the Fort Lauderdale International Airport. The parking operation encompasses three multi-level garages and an additional economy surface lot. The first-class valet parking service operates across three locations and offers an array of customer car care services.  The Company commenced its duties under the agreement in December 2013.

-- In the University market:

  The Company will assist Oregon State University in transitioning to a demand-based parking permit model.  Under the contract, the Company will evaluate the University's existing parking systems and make recommendations for enhancing its parking and campus shuttle systems.

  The University of Oregon awarded a contract to evaluate the University's parking systems to the Company in conjunction with the Solesbee Group and Kimley-Horn and Associates. The scope of work includes conducting analyses and developing recommendations regarding existing parking technology, financial models and permit allocations.

2014 Full-Year Outlook

The Company is initiating 2014 full-year adjusted earnings per share guidance in the range of $0.77 - $0.87, which excludes expected 2014 merger and integration related costs of $4.5 million, or $0.12 per share. In addition, in 2014 the Company expects to incur structural repair and maintenance costs on legacy Central Parking leased properties, the amount of which is not currently estimable. These expenditures may impact 2014 earnings per share and free cash flow. Accordingly, all 2014 guidance excludes these items.

In 2013, the Company recognized $0.10 per share from sales of long term contract rights and joint venture assets.  In contrast, the Company expects only $0.03 per share from such asset sales in 2014. Also in 2013, the Company recognized $0.11 per share from the net accretion of acquired lease contract rights. For 2014, due to the nature of the individual leases and their respective contract terms, the Company expects the benefit from the net accretion of acquired lease contract rights to be only $0.02 per share. The year-over-year impact of these items is to reduce 2014 expected results by $0.16 per share relative to 2013.

The Company expects 2014 free cash flow in the range of $35 million to $40 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on March 6, 2014 and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP Plus provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its Standard Parking and Central Parking brands operate more than 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. Its ground transportation division transports over 34 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit http://spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption " 2014 Full-Year Outlook," the statement regarding expectations for integration of Central Parking locations and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "guidance," "will," "are to be" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company's ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the Central Parking merger are not fully realized or take longer to realize than expected; the Company's substantially increased indebtedness incurred in connection with the Central Parking merger, which may reduce available cash flow, increase vulnerability to adverse economic conditions, and limit flexibility in planning for, or reacting to, changes in or challenges related to the Company's business; unanticipated Central Parking merger and integration expenses; costs of structural repairs and maintenance incurred by the Company, the loss of customers, clients or strategic alliances as a result of the Central Parking merger; the impact of the divestitures of management contracts and leases required by the agreement entered into by the Company with the Department of Justice in connection with the Central Parking merger; other losses, or renewals on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; intense competition; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; uncertainty in the credit markets; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including G&A excluding merger and integration and restatement related costs (also referred to as adjusted G&A), income before income taxes excluding merger and integration and restatement related costs (also referred to as adjusted income before income taxes), net income excluding merger and integration and restatement related costs (also referred to as adjusted net income), net income per share excluding merger and integration and restatement related costs (also referred to as adjusted EPS), EBITDA and EBITDA excluding merger and integration and restatement related costs (also referred to as adjusted EBITDA), and free cash flow.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted G&A, EBITDA and adjusted EBITDA, adjusted income before income taxes, adjusted net income and adjusted EPS, and free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, G&A, income before income taxes, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

Adjusted G&A and adjusted income before income taxes are non-GAAP financial measures of G&A expenses and income before income taxes, respectively, excluding merger and integration and restatement related costs. The Company believes these financial measures provide useful information regarding the underlying operating performance of the Company and improve comparability of financial results. Adjusted net income and adjusted EPS (including in the Company guidance for 2014) are non-GAAP financial measures of net income and EPS excluding merger and integration and restatement related costs. The Company believes its presentation of these financial measures improves comparability of financial results.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, and (iii) depreciation and amortization.  Adjusted EBITDA further adjusts EBITDA by excluding merger and integration and restatement related costs.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow has material limitations. The Company's free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow may not be comparable to similarly-titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP PLUS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	($ In thousands,
	except for share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$23,158	$28,450
Notes and accounts receivable, net	115,126	111,498
Prepaid expenses and supplies	20,645	27,823
Deferred taxes	10,317	15,265
Total current assets	169,246	183,036
Leasehold improvements, equipment, land and construction in progress, net	44,885	40,402
Other assets:
Advances and deposits	7,149	8,540
Other intangible assets, net	106,222	122,631
Favorable lease contracts	60,034	74,713
Other assets, net	24,574	22,260
Cost of contracts, net	10,762	14,215
Goodwill	439,503	439,486
	648,244	681,845
Total assets	$ 862,375	$ 905,283
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	115,511	129,034
Accrued rent	17,397	11,444
Compensation and payroll withholdings	28,955	34,562
Property, payroll and other taxes	11,803	11,740
Accrued insurance	23,473	27,972
Accrued expenses	20,744	23,582
Current portion of unfavorable lease contracts	12,279	17,467
Current portion of long-term debt obligations	24,632	21,837
Total current liabilities	254,794	277,638
Deferred taxes	17,348	19,079
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	263,457	286,727
Other long-term debt obligations	577	1,995
	264,034	288,722
Unfavorable lease contracts	61,829	74,758
Other long-term liabilities	60,677	58,086
Stockholders' equity:
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of December 31, 2013 and 2012; no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized as of December 31, 2013, and 2012; 21,977,311 and 21,870,770 shares issued and outstanding as of December 31, 2013, and 2012, respectively	22	22
Additional paid-in capital	240,665	236,375
Accumulated other comprehensive (loss) income	118	(381)
Accumulated deficit	(37,697)	(49,768)
Total SP Plus Corporation stockholders' equity	203,108	186,248
Noncontrolling interest	585	752
Total equity	203,693	187,000
Total liabilities and stockholders' equity	$ 862,375	$ 905,283

SP PLUS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2013	2012	2011
	($ In thousands, except for
	share and per share data)
Parking services revenue:
Lease contracts	$489,575	$250,355	$147,510
Management contracts	347,346	230,501	173,725
Reimbursed management contract revenue	629,878	473,082	408,427
Total revenue	1,466,799	953,938	729,662
Costs and expenses:
Cost of parking services:
Lease contracts	456,090	231,781	136,494
Management contracts	208,730	141,949	97,186
Reimbursed management contract expense	629,878	473,082	408,427
Total cost of parking services	1,294,698	846,812	642,107
Gross profit:
Lease contracts	33,485	18,574	11,016
Management contracts	138,616	88,552	76,539
Total gross profit	172,101	107,126	87,555
General and administrative expenses	98,931	86,540	48,297
Depreciation and amortization	31,193	13,513	6,618
	1,424,822	946,865	697,022
Operating income	41,977	7,073	32,640
Other expenses (income):
Interest expense	19,034	8,616	4,691
Interest income	(643)	(297)	(227)
Total other expenses (income)	18,391	8,319	4,464
Income (loss) before income taxes	23,586	(1,246)	28,176
Income tax (benefit) expense	8,821	(3,620)	10,700
Net income	14,765	2,374	17,476
Less: Net income attributable to noncontrolling interest	2,676	1,034	378
Net income attributable to SP Plus Corporation	$12,089	$1,340	$17,098
Common stock data:
Net income per common share:
Basic	$0.55	$0.08	$1.09
Diluted	$0.54	$0.08	$1.07
Weighted average shares outstanding:
Basic	21,902,870	17,179,606	15,703,595
Diluted	22,249,584	17,490,204	16,047,879

SP PLUS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	($ In thousands, except for
	share and per share data)
Operating activities
Net income	$14,765	$2,374	$17,476
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,595	15,201	6,671
Net (accretion) amortization of acquired of acquired lease contracts	(4,298)	(609)	―
(Gain) loss on sale of equipment	1,597	80	31
(Gain) loss on sale of equity interest in land	(1,191)	―	―
Amortization of debt issuance costs	1,402	870	638
Amortization of original discount on borrowings	1,284	341	―
Non-cash stock-based compensation	4,227	2,103	2,451
Provision for losses on accounts receivable	189	420	201
Excess tax benefit related to vesting of restricted stock units	(198)	(445)	(246)
Deferred income taxes	2,741	7,231	2,434
Changes in operating assets and liabilities:
Notes and accounts receivable	(3,817)	(5,995)	5,432
Prepaid assets	7,376	(1,446)	(154)
Other assets	(3,124)	3,981	(1,389)
Accounts payable	(13,541)	9,091	763
Accrued liabilities	(2,114)	(21,793)	640
Net cash provided by operating activities	34,893	11,404	34,949
Investing activities
Purchase of leasehold improvements and equipment	(15,734)	(5,024)	(4,150)
Proceeds from sale of equipment	776	30	116
Proceeds from sale of equity interest in land	2,322	―	―
Acquisitions of business, net of cash acquired	―	27,736	14
Cost of contracts purchased	(361)	(1,172)	(932)
Capitalized interest	(17)	(12)	(43)
Contingent payments for businesses acquired	(347)	(332)	(262)
Net cash provided by (used in) investing activities	(13,361)	21,226	(5,257)
Financing activities
Proceeds from exercise of stock options	―	526	217
Repurchase of common stock	―	—	(7,544)
Contingent payments for businesses acquired	(542)	(2,073)	—
Payments on senior credit facility revolver	(491,565)	(71,800)	—
Proceeds from senior credit facility revolver	491,515	72,790	—
Payment on senior credit facility Central Parking (related to Central Merger)	―	(237,143)	—
Proceeds from term loan (related to Central Merger)	―	250,000	—
Payments on term loan	(22,500)	(5,625)	—
Net payments on former senior credit facility	―	(12,590)	(15,200)
Payment on notes payable	(40)	(40)	—
Payments on other long-term borrowings	(154)	(145)	(136)
Distribution to noncontrolling interest	(2,843)	(874)	(388)
Payments of debt issuance costs and original discount on borrowings	―	(10,332)	(30)
Payments on capital leases	(430)	(542)	(553)
Tax benefit related to vesting of restricted stock units	198	445	246
Net cash used in financing activities	(26,361)	(17,403)	(23,388)
Effect of exchange rate changes on cash and cash equivalents	(463)	3	(390)
Increase (decrease) in cash and cash equivalents	(5,292)	15,230	5,915
Cash and cash equivalents at beginning of year	28,450	13,220	7,305
Cash and cash equivalents at end of year	$ 23,158	$ 28,450	$ 13,220
Cash paid for:
Interest	$16,157	$18,715	$4,015
Income taxes	1,331	3,651	7,507
Non-cash transactions:
Fair value of shares issued to acquire Central Parking common stock	$ ―	140,726	$ ―

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF ADJUSTED G&A, ADJUSTED INCOME BEFORE INCOME TAXES, ADJUSTED NET INCOME AND ADJUSTED EPS
(in thousands, except for share and per share data, unaudited)
	Three months ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
General and administrative expenses, as reported	$23,621	$42,781	$98,931	$86,540
Subtract: Merger and integration related costs	(1,708)	(17,425)	(10,918)	(28,036)
Subtract: Restatement related costs	(851)	--	(851)	--
Adjusted G&A	$21,062	$25,356	$87,162	$58,504

Income (loss) before income taxes, as reported	$10,229	($15,994)	$23,586	($1,246)
Add: Merger and integration related costs	1,708	17,425	10,918	28,036
Add: Restatement related costs	851	--	851	--
Adjusted income before income taxes	$12,788	$1,431	$35,355	$26,790

Net income (loss) attributable to SP Plus, as reported	$5,161	($6,656)	$12,089	$1,340
Add: Merger and integration related costs, after tax (1)	991	10,107	6,332	16,261
Add: Restatement related costs, after tax (1)	494	--	494	--
Adjusted net income	$6,646	$3,451	$18,915	$17,601

Net income (loss) per share, as reported
Basic	$0.24	($0.30)	$0.55	$0.08
Diluted	$0.23	($0.30)	$0.54	$0.08

Adjusted net income per share
Basic	$0.30	$0.16	$0.86	$1.02
Diluted	$0.30	$0.15	$0.85	$1.01

Weighted average shares outstanding
Basic	21,938,377	21,836,583	21,902,870	17,179,606
Diluted	22,319,723	22,326,818	22,249,584	17,490,204

(1) Total merger and integration related costs	1,708	17,425	10,918	28,036
Statutory tax rate	42.0%	42.0%	42.0%	42.0%
Total merger and integration related costs, after tax	$991	$10,107	$6,332	$16,261

Total restatement related costs	851	--	851	--
Statutory tax rate	42.0%	42.0%	42.0%	42.0%
Total restatement related costs, after tax	$494	$0	$494	$0
EPS impact of restatement related costs	($0.02)	$0.00	($0.02)	$0.00

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended		Year ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income (loss) attributable to SP Plus, as reported	$5,161	($6,656)	$12,089	$1,340
Add:
Income tax expense (benefit)	4,462	(10,140)	8,821	(3,620)
Interest expense, net	4,317	5,145	18,391	8,319
Depreciation and amortization expense	7,489	8,255	31,193	13,513
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	$21,429	($3,396)	$70,494	$19,552

Add: Merger and integration and restatement related costs	2,559	17,425	11,769	28,036
Adjusted EBITDA	$23,988	$14,029	$82,263	$47,588

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - CALCULATION OF EPS DILUTION DUE TO AMORTIZATION OF MERGER-RELATED INTANGIBLES
(in thousands, except for share and per share data, unaudited)

	Year ended
	December 31, 2013	December 31, 2012
Amortization of merger-related intangibles	$16,412	$3,740
Statutory tax rate	42%	42%
Amortization of merger-related intangibles, after tax	$9,519	$2,169

Weighted average shares outstanding, diluted	22,249,584	17,490,204
Amortization of merger-related intangibles, after tax, per share	$0.43	$0.12

SP PLUS CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Operating income (loss)	$14,456	($10,849)	$41,977	$7,073
Depreciation and amortization expense	7,489	8,255	31,193	13,513
Non-cash compensation	755	989	4,227	2,103
Income tax paid	(203)	(472)	(1,331)	(3,651)
Income attributable to noncontrolling interest	(606)	(802)	(2,676)	(1,034)
Change in assets and liabilities	8,548	8,581	(22,548)	942
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(4,478)	(2,749)	(16,459)	(6,540)
Operating cash flow	$25,961	$2,953	$34,383	$12,406
Cash interest paid (before payment of debt issuance costs)	(3,692)	(5,998)	(16,157)	(8,383)
Free cash flow (1)	$22,269	($3,045)	$18,226	$4,023

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Twelve Months Ended	Nine Months Ended	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2013
Net cash provided by operating activities	$34,893	$10,191	$24,702
Net cash (used in) investing activities	(13,361)	(11,838)	(1,523)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(2,843)	(2,156)	(687)
Effect of exchange rate changes on cash and cash equivalents	(463)	(240)	(223)
Free cash flow	$18,226	($4,043)	$22,269

	Twelve Months Ended	Nine Months Ended	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2012
Net cash provided by operating activities	$11,404	$10,991	$413
Net cash (used in) investing activities	21,226	(3,776)	25,002
Acquisitions	(27,736)	--	(27,736)
Distribution to noncontrolling interest	(874)	(202)	(672)
Effect of exchange rate changes on cash and cash equivalents	3	55	(52)
Free cash flow	$4,023	$7,068	($3,045)

SP PLUS CORPORATION
LOCATION COUNT

	December 31, 2013	December 31, 2012	December 31, 2011
Managed facilities	3,393	3,325	1,953
Leased facilities	850	939	201
Total facilities	4,243	4,264	2,154
CONTACT: Michael Wolf
         (312) 274-2070
         mwolf@spplus.com